Exhibit 10.3

SERVICES AGREEMENT

This Services Agreement (the “Agreement”) entered into as of August 15, 2016 is for a contingency-based executive search and placement services by and between Wilshire Energy Partners, LLC, with its principal place of business located at 6400 Canoga Avenue, Suite 304, Woodland Hills, California 91364 (“Advisor”) and Foothills Petroleum, Inc. (on behalf of itself and its affiliates) with its principal place of business located at 633 17th Street, Suite 1700-A, Denver, CO 80202 (“Company”), each a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, the Company desires to develop an Exploration Division to lead the Company’s efforts to acquire and develop oil and natural gas properties with the objective of finding and producing commercial quantities of hydrocarbons;

WHEREAS, the Advisor is engaged in the oil and gas exploration business, and can support the Company’s management in its growth strategy and business development;

WHEREAS, Advisor has strategic relationships and contacts in the oil and gas industry and can assist the Company with the introduction of qualified prospective candidates and advise the Company in its efforts to develop its Exploration Division;

WHEREAS, Advisor has been rendering consulting services to the Company since April 27, 2016 and it is appropriate to ratify the oral understandings of the parties with respect to such services.

BACKGROUND

•	Advisor can assist and has been assisting in the recruitment of executive level talent suitable and experienced in leading the Exploration Division on a contingent fee basis;
•	Advisor carefully screens each of the Candidates prior to introducing them to the Company;
•	Company may be interested in interviewing candidates introduced to it by Advisor, but Company is not required to interview or hire any candidate; and
•	Company may hire Candidate, but has no obligation to pay Advisor, except as specified in this Agreement.

AGREEMENT

The Parties agree on the following terms and conditions:

1)          “Candidate”. A “Candidate” shall refer to the submission, in accordance with this Agreement, of a curriculum vitae or resume of a qualified employment candidate to Company for review for a position in which Company initiated a job search.

2)          Term. This Agreement shall be deemed to have commenced on April 27, 2016 (the “Effective Date”) and shall continue for a period through April 26, 2017, after which time the Agreement will automatically renew for additional one (1) year terms. Either party may terminate this contract at any time with or without cause by providing the other written notice of termination. In the event of such notice, the terms and conditions of this Agreement shall remain in effect and apply to any Candidates that have previously been introduced to Company by Advisor.

3)          Candidate Submission. Company will consider Candidates submitted and introduced by Advisor prior to execution of this Agreement and shall be under no obligation to pay a Fee (as defined below) to Advisor without an executed employment agreement. Advisor shall interview and research each potential Candidate’s employment background before presenting said Candidate to Company. For each potential Candidate Advisor shall (a) verify employment, (b) verify education or training, and (c) check references.

4)          Contingency Basis. The Agreement between the Company and Advisor is on a “contingency fee” basis in that no recruiting assistance charges are incurred unless Company or any subsidiary hires a Candidate identified and presented for employment consideration by Advisor to Company, regardless of the method of referral (e.g., directed search, verbally, electronically; or via a hard copy delivered, faxed, or mailed resume). Advisor’s entitlement to Fee shall be wholly contingent upon the Company’s employing a Candidate as an employee (not as a contractor through Advisor) for at least 90 days.

5)          Advisor’s Fee. Company shall pay Advisor a fee (the “Fee”) equal to 25% of a Candidate's gross annual starting salary as of the date of the Candidate's employment by Company. The Fee will be based on all cash and equity compensation to be received by a Candidate during his or her first year of employment, excluding any benefits and bonuses.

6)          No Fee. Company shall owe Advisor no Fee if:

A)       Candidate contacted Company prior to Advisor’s introduction of said Candidate;

B)        Company identified Candidate from another source prior to Advisor introducing Candidate to Company;

C)        Company does not employ Candidate within one (1) year of Advisor’s first submission of Candidate to Company; or

D)        Candidate leaves under his/her own volition or is terminated for cause within ninety (90) days after commencing employment, subject to Section 7 below.

7)          Payment and Refund. The Fee shall become 100% due and payable before or on the starting date of employment (as an advance of Advisor’s entitlement to the Fee). In the event that a Candidate leaves under his/her own volition or is terminated for cause within ninety (90) days of employment by the Company, Advisor shall refund 100% of any Fee received for such Candidate, minus $2,500. If Advisor fails to return the Fee to Company within fifteen (15) days of Company’s request, any money owed to Company shall bear interest at the lesser of 1.5% per month, or the highest rate allowed by law.

8)         Non-exclusive. Services rendered by Advisor shall be a non-exclusive basis; Company may hire other recruiters or conduct independent searches. If more than one recruiter introduces the Company to the same Candidate, Company will use reasonable efforts to pay the recruiter that demonstrates first submission and proper entitlement, but in no event will Company pay more than one recruiter for the same Candidate.

9)          Non Solicitation. Advisor shall not solicit Company’s employees during the Term of this Agreement or for a period of thirty-six (36) months after termination of this Agreement.

10)       Arbitration. Any unforeseen disputes arising under this agreement which cannot be settled between the two parties will be submitted to the American Arbitration Association (AAA) for arbitration at a location in Denver, Colorado, in front of a single arbitrator appointed by the AAA. The Parties agree that arbitration by the AAA will be final and binding resolution and the prevailing party shall be entitled to recover reasonable attorney fees in such suit or action, including any appeal.

11)        Law; Venue. This Agreement is governed by Colorado law, without regard to conflict of laws. The Parties consent to and select state and federal courts in Colorado as the jurisdiction and venue to resolve any disputes arising from or related to this Agreement.

12)       Confidentiality. All information, whether printed, written or oral, which is requested from or voluntarily furnished by Company to Advisor shall be held in strict confidence and used only for the purposes contemplated by this Agreement. Advisor’s submissions to Company shall not be considered confidential unless otherwise so specifically noted in writing.

13)       Miscellaneous. This Agreement constitutes the complete agreement between the Parties and supersedes any and all prior understandings, conversations, and proposals related to the subject matter hereof. This Agreement may only be amended by written agreement executed by the Parties hereto. Advisor shall be considered an independent contractor and nothing contained herein is intended to create an employment relationship or an agency relationship between the Parties. Neither Party may assign their rights or responsibilities under this Agreement without the expressed written consent of the other.

14)       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. Once executed, each of the Parties agrees that any reproduction of the Agreement made by reliable means (e.g., photocopy or fax) shall be considered an original.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first set forth.

FOR ADVISOR WILSHIRE ENERGY PARTNERS LLC	FOR COMPANY FOOTHILLS PETROLEUM, INC. (on behalf of itself and its subsidiaries)
By: _________________________________	By: _________________________________
Name: ______________________________	Name: ______________________________
Its: _________________________________	Its: _________________________________
Date: _________________________	Date: ________________________